Exhibit h(4)

PFO/TREASURER SERVICES AGREEMENT

          AGREEMENT made as of February 26, 2008 by and between NETS Trust, a Maryland statutory trust, with its principal office and place of business at 50 S. LaSalle St., Chicago, Illinois 60603 (the “Fund”), and Foreside Management Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“Foreside”).

          WHEREAS, the Fund is, or will be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

          WHEREAS, the Fund desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

          NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and Foreside hereby agree as follows:

          SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

          (a)           Foreside hereby agrees to provide an individual, as set forth in Appendix A, to serve as the Fund’s Principal Financial Officer (“PFO”) and Treasurer, to the Fund for the period and on the terms and conditions set forth in this Agreement.

          (b)           In connection therewith, the Fund has delivered to Foreside copies of: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus” or “SAI”, as the case may be, or the “Disclosure Documents”); and (iv) all compliance policies, programs and procedures adopted by the Fund with respect to the Funds, and shall promptly furnish Foreside with all amendments of or supplements to the foregoing. The Fund shall deliver to Foreside a certified copy of the resolution of the Board of Trustees of the Fund (the “Board”) appointing Trudance L. Bakke initially hereunder as PFO and authorizing the execution and delivery of this Agreement. In addition, the Fund shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

          SECTION 2. DUTIES OF FORESIDE

          (a)           Subject to the approval of the Board, Foreside shall make available an individual who is competent and knowledgeable and has experience regarding the management and internal controls of the Fund to serve as the Fund’s PFO and Treasurer, who will have the authority normally incident to such office as set forth in the Fund’s bylaws, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer” and “Treasurer”.

          (b)           Foreside shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

          (c)           Foreside shall maintain records relating to its services, such as policies and procedures, relevant Board presentations, and other records, as are required to be maintained under the relevant securities laws. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Fund that are in the possession of Foreside shall be the property of the Fund. The Fund, or the Fund’s authorized representatives, shall have access to such books and records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by Foreside to the Fund or the Fund’s authorized representatives at the Fund’s expense.

          (d)           Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act. Except with respect to Foreside’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

          (e)            In order for Foreside to perform the services required by this Section 2, the Fund (i) shall take reasonable steps to encourage its service providers to furnish any and all information to Foreside as reasonably requested; and (ii) shall take reasonable steps to enable Foreside to receive access to all relevant records and documents maintained by the Fund or any service provider to the Fund.

          (f)             Foreside shall provide the services as set forth on Appendix A.

          SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

          (a)           Neither Foreside nor the appointed Foreside PFO shall be liable to the Fund or any of the Fund’s beneficial owners for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the appointed Foreside PFO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the Foreside PFO reasonably believe in good faith to be genuine.

          (b)           The Fund agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the 1933 Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund.

          In no case (i) is the indemnity of the Fund in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund in writing of the claim at its principal offices in Chicago, Illinois within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon Foreside Indemnitee (or after Foreside Indemnitee receives notice of service on any designated agent).

          Failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund prejudices the Fund’s ability to defend against such claim. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

          (c)           Foreside agrees to indemnify and hold harmless the Fund and each of its Trustees and officers and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Fund and each of its Trustees and officers and its controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) any wrongful act of Foreside or any of its directors, officers, employees or affiliates, (ii) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (iii) Foreside’s failure to comply in any material respect with applicable securities laws.

          In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitees to be deemed to protect any Fund Indemnitees against any liability to which such Fund Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

          Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund, its officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

          (d)           No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 3(a) or 3(b) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          (a)           Foreside represents and warrants to the Fund that:

(i)             It is a limited liability company duly organized under the laws of the State of Delaware;

(ii)            It is duly qualified to carry on its business in the State of Maine;

(iii)           It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)           All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)           It has access to and can provide the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the PFO/Treasurer in the performance of his or her duties and obligations under this Agreement;

(vi)          This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)          It shall report to the Board promptly if Foreside learns about PFO/Treasurer malfeasance or in the event the PFO/Treasurer is terminated as an officer by another fund or terminated or suspended by Foreside for any reason;

(viii)         It shall comply with all applicable laws; and

(ix)          It shall maintain policies of insurance reasonable and customary for its business, including for the services provided under this Agreement and shall provide the Fund with proof of such coverage.

          (b)           The Fund represents and warrants to Foreside that:

(i)            It is a statutory trust duly organized under the laws of the State of Maryland;

(ii)            It is empowered under applicable laws and by its Fund Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)           All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)           It is, or will be, an open-end management investment company registered under the 1940 Act;

(v)           This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)           A registration statement under the Securities Act and the Exchange Act is or will be effective and will remain effective and appropriate State securities law filings will be or have been made and will continue to be made with respect the Fund; and

(vii)          The PFO/Treasurer shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the "Policy"), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Fund on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund officers (but for a period no less than six years). The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated.

(viii)         The PFO/Treasurer is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

          SECTION 5. COMPENSATION AND EXPENSES

          (a)           In consideration of the services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees set forth in Appendix B hereto.

          All fees payable hereunder shall be accrued daily by the Fund. The fees payable for the services listed in Appendix A hereto shall be payable monthly in twelve equal installments in arrears on the first business day of each calendar month for services performed during the prior calendar month. Any out-of-pocket charges incurred by Foreside as set forth in Appendix A shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Foreside such compensation, as shall be due and payable prior to the effective date of termination.

          (b)           Foreside shall not be responsible for and will not assume the obligation for payment of the expenses of the Fund, including, without limitation: (i) the fee payable under this Agreement; (ii) the fees payable to the investment adviser under an agreement between the investment adviser and the Fund; (iii) expenses of issue, repurchase and redemption of Fund

Shares; (iv) interest charges, taxes and brokerage fees and commissions and short sale fees; (v) premiums of insurance for the Fund, the directors and officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including Fund counsel, counsel to the Fund’s independent directors, independent public accountants, compliance audit firms, custodians, transfer agents, dividend disbursing agents and Fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) transmission expenses; (xi) costs of maintaining the Fund’s existence; (xii) costs of preparing, filing and printing the Fund’s Prospectus, subscription application forms and stockholder reports and other communications and delivering them to existing stockholders, whether of record or beneficial; (xiii) expenses of meetings of stockholders and proxy solicitations therefore; (xiv) costs of maintaining books of original entry for portfolio and Fund accounting and other required books and accounts and of calculating the net asset value of Shares; (xv) costs of stationery, supplies and postage; (xvi) fees and expenses of the Fund’s directors and officers (except those incurred by officers affiliated with Foreside); (xvii) costs of other personnel performing services for the Fund; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state, territory or foreign securities laws registration fees and related expenses.

          SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

          (a)           This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

          (b)           This Agreement shall continue in effect for two years from the Effective Date, unless otherwise terminated in accordance with Section 6(c) hereof.

          (c)           This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on fifteen (15) days’ written notice to Foreside or (ii) by Foreside on thirty (30) days’ written notice to the Fund.

          (d)           The provisions of Sections 3, 6(d), 7, 10, 11, and 12 shall survive any termination of this Agreement.

          (e)           This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          SECTION 7. CONFIDENTIALITY

          Each Party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (i) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Fund.

          SECTION 8. FORCE MAJEURE

Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system (except such communication system failures that are within Foreside’s control) or power supply. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

          SECTION 9. ACTIVITIES OF FORESIDE

Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the PFO/Treasurer), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

          SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

          SECTION 11. LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

          The trustees of the Fund and the beneficial owners of the Fund’s shares shall not be liable for any obligations of the Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

          SECTION 12. MISCELLANEOUS

          (a)           Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

          (b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Illinois, without regard to its conflict of laws provisions.

          (c)           This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

          (d)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

          (e)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          (f)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

          (g)          Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

          (h)          The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NETS Trust

By:/s/ Michael A. Vardas
Name:	Michael A. Vardas
Title:	President

Foreside Management Services, LLC

By:/s/ Richard J. Berthy
Name:	Richard J. Berthy
Title:	Vice President

NETS TRUST
PFO/TREASURER SERVICES AGREEMENT

Appendix A

___________, 2008

(1)	Named PFO\Treasurer

Trudance Bakke

(2)	Summary of experience of proposed PFO, Trudance Bakke.

See Resume included at Appendix C

(3)	Services

  Attend and represent the Funds at periodic board meetings as necessary;

  Make all necessary representations and certifications in connection with the Fund’s filing of financial statements under federal securities laws, including obtaining sub- certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors, etc.);

  Review and sign as PFO/Treasurer on all shareholder communications and all SEC filings such as N-CSR/proxies/NP-X/N-Q/Registration statements;

  Execute as signatory in the Trust’s disclosure control committees;

  Undertake periodic risk-based reviews of the funds’ service provider operations to ensure compliance with fund policies and accounting statement requirements;

  Design and authorize disclosure controls and procedures for financial statements including sign-off on design to ensure that all relevant fund financial information is properly disclosed to the executive officers and the board;

  Ensure the fund administrator is in compliance with board policies, procedures, by-laws and resolutions as they pertain to expense management;

  Undertake periodic risk-based reviews of the funds’ service provider operations to ensure compliance with fund policies and accounting statement requirements;

  Oversee the budgeting process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the funds;

  Review performance of investment adviser, independent accountant and other service providers as per certification requirements and coordinate contract renewal process regarding the same;

  Approve the funds’ accounting policies; create and review policies with investment adviser, funds’ auditors and accountant and propose any required amendments for approval by the funds’ board;

  Coordinate timing of financial statement preparation and filings; review as per certification requirements;

  Support the Principal Executive Officer of the trust and President of the investment adviser to ensure that the goals of the trust are aligned with the investment adviser’s objectives;

  Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

  Represent the funds as PFO/Treasurer at SEC examinations as required;

  Present materials to the funds’ board, audit committees and senior management, as required or requested;

  Periodic review of performance of each service provider against the funds’ policies, procedures and contracts in cooperation with the funds’ CCO and President. Review performance against industry peer benchmarks; and

  Other attendant duties of PFO/Treasurer as required.

NETS TRUST
PFO/TREASURER SERVICES AGREEMENT

Appendix B

Fees

          Foreside shall be entitled to the following compensation for its services under the PFO/Treasurer Services Agreement:

          $100,000 per annum plus
          $    3,500 per each operational Fund per annum

plus reasonable out of pocket expenses incurred in the performance of its services, to the extent that such expenses do not exceed $500 per month with respect to the following items:

(i)	communications

(ii)	postage and delivery services

(iii)	record storage and retention (imaging, microfilm and shareholder record storage)

(iv)	reproduction

(v)	reasonable travel expenses for the PFO incurred in connection with the services performed under this Agreement, other than travel expenses incurred in connection with travel requested by the Board

(vi)	other expenses incurred in connection with the services performed under this Agreement

The Fund shall reimburse Foreside for the following out-of-pocket and ancillary expenses, to the extent that they do not exceed $1,000 per month with respect to the following items:

(i)	reasonable travel expenses incurred in connection with travel requested by the Board

NETS TRUST
PFO/TREASURER SERVICES AGREEMENT

Appendix C

Resume of Trudance Bakke